TABLE OF CONTENTS

QUESTIONS AND ANSWERS
APPROVAL AND ADOPTION OF PLAN OF LIQUIDATION AND DISSOLUTION
BACKGROUND AND REASONS FOR THE PLAN OF DISSOLUTION
FACTORS TO BE CONSIDERED BY SHAREHOLDERS IN DECIDING WHETHER TO APPROVE THE PLAN OF DISSOLUTION
PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Principal Shareholders
LIQUIDATION ANALYSIS AND ESTIMATES
VOTE REQUIRED AND BOARD RECOMMENDATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
OTHER MATTERS
APPENDIX A

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

NetRadio Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction: $100,000*

(5) Total fee paid: $10

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

* In accordance with Rule 0-11, this amount represents an estimate of the aggregate value of the cash and other property to be distributed to security holders assuming successful resolution of liabilities with all creditors. If we are unable to settle our liabilities in a satisfactory matter and receive value for our remaining non-cash assets, it is likely that our shareholders could receive zero proceeds.

                    , 2002

Dear Shareholders:

      You are cordially invited to attend a special meeting of shareholders, which will be held                     , 2002, at 10:00 a.m. local time at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402.

      At the meeting, you will be asked to approve a Plan of Liquidation and Dissolution for NetRadio. Our board of directors has unanimously approved the Plan of Liquidation and Dissolution and believes that, if adopted, it would maximize shareholder value by preventing further depletion of our assets. Because of the uncertainties as to the precise net realizable value of our assets and the ultimate settlement amount of our liabilities, it is impossible to predict with certainty the aggregate net values that will ultimately be distributed to our shareholders, if any, or the timing of distributions, if any, if the Plan of Liquidation and Dissolution is approved.

      Our board of directors believes that this proposal is in the best interests of NetRadio and our shareholders and urges you to vote in favor of this proposal.

      Whether or not you plan to attend the meeting, you are encouraged to read the enclosed proxy statement carefully and to sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

      If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted.

Very Truly Yours,

Cary Deacon

Chief Executive Officer

6458 City West Parkway, Suite 100, Eden Prairie, Minnesota 55344

telephone: (952) 943-3917

NETRADIO CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                         , 2002

       A special meeting of shareholders of NetRadio, a Minnesota corporation (the “Company”), will be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402, on                     , 2002, at 10:00 a.m. local time, for the following purposes:

1. To approve and adopt the Plan of Liquidation and Dissolution attached as Exhibit A to the Proxy Statement; and

2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement, which is attached and made a part of this notice. Our board of directors has fixed the close of business on                     , 2002 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only holders of record of common stock of NetRadio at the close of business on the record date will be entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.

      Our board of directors unanimously recommends that you vote in favor of the proposal outlined in the proxy statement.

      All shareholders are cordially invited to attend the special meeting in person. However, whether or not you expect to attend the special meeting in person, you are urged to vote for the proposal listed above. Please mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the special meeting. If you vote by proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Cary Deacon
Chief Executive Officer

Minneapolis, Minnesota

                    , 2002

QUESTIONS AND ANSWERS

      The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposals. You should still carefully read this proxy statement in its entirety, including the attached exhibits.

Q:     What will be voted on at the special meeting?

A:     The proposals to be voted on at the special meeting are (1) whether to approve a Plan of Liquidation and Dissolution attached as Exhibit A to this proxy statement; and (2) any other matter which may properly come before the meeting.

Q:     What does the Plan of Dissolution entail?

A:     The Plan of Dissolution provides for the liquidation, winding up and dissolution of NetRadio. If the Plan of Dissolution is approved, we will liquidate our remaining non-cash assets (largely intangible assets), satisfy our contractual obligations and make a liquidating distribution to our shareholders of NetRadio’s net available assets, if any.

Q:     What will happen if the Plan of Dissolution is not approved?

A:     On October 17, 2001, we announced that NetRadio was discontinuing operations and we had terminated most of our employees. If the Plan of Dissolution is not approved, we will review NetRadio’s strategic alternatives and attempt to preserve our remaining assets; however, without a prompt dissolution, our remaining assets will continue to be depleted. Navarre Corporation and ValueVision International, Inc. each has advised us that they intend to vote all shares of our common stock held by them in favor of the Plan of Dissolution . As of the record date, Navarre and ValueVision owned 1,361,654 shares of our common stock, or approximately 60% of our outstanding shares. Accordingly, the Plan of Dissolution will be adopted without the vote of any other shareholder.

Q:     When will the shareholders receive any payment from the liquidation of NetRadio?

A:     After we liquidate our remaining non-cash assets and settle outstanding obligations to our creditors, we will distribute available liquidation proceeds, if any, to shareholders as our board of directors deems appropriate. We can not predict whether we will have any proceeds remaining to distribute to shareholders after settling outstanding obligations to our creditors.

Q:     What is the amount of the payment that shareholders will receive from the liquidation of NetRadio?

A:     Because of the uncertainties as to the precise net realizable value of our remaining assets and the ultimate settlement amount of our liabilities, it is impossible to predict with certainty whether any value will ultimately be distributed to our shareholders should the Plan of Dissolution be approved. However, based upon information presently available to us, assuming the successful resolution of disputed liabilities to creditors and, assuming the successful sale or disposition of our remaining non-cash assets, and assuming no unanticipated claims or other material adverse events, we believe that our shareholders could receive distributions of net available assets of up to approximately $0.04 per share. Due to these uncertainties, however, the actual amount of such distributions may be significantly lower than $0.04 per share. If we are unable to settle our liabilities in a satisfactory matter and receive value for our remaining non-cash assets, it is likely that our shareholders could receive zero proceeds.

Q:     What do NetRadio shareholders need to do now?

A:     After carefully reading and considering the information contained in this proxy statement, each NetRadio shareholder should complete and sign his or her proxy card and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting. A majority of

i

shares entitled to vote must be represented at the meeting to allow NetRadio to conduct business at the meeting.

Q:     Can NetRadio shareholders change their vote after they have mailed their signed proxies?

A:     Yes. A shareholder can change his or her vote any time before proxies are voted at the meeting. Each shareholder can change his or her vote in one of three ways. First, a shareholder can send a written notice to our Chief Financial Officer, Michael Wise, at our executive offices, stating that he or she would like to revoke his or her proxy. Second, a shareholder can complete and submit a new proxy. If a shareholder chooses either of these two methods, he or she must submit the notice of revocation or the new proxy to NetRadio. Third, a shareholder can attend the meeting and vote in person.

Q:     If NetRadio shares are held in “street name” by a shareholder’s broker, will the broker vote these shares on behalf of the shareholder with respect to the approval of the Plan of Dissolution?

A:     A broker will vote NetRadio shares as to the approval of the Plan of Dissolution only if the holder of these shares provides the broker with instructions on how to vote. Shareholders should follow the directions provided by their brokers regarding how to instruct brokers to vote the shares.

Q:     Can I sell my shares of NetRadio common stock once the Plan of Dissolution is approved?

A:     Although our common stock is currently trading on the Over-The-Counter Bulletin Board of the National Association of Securities Dealers, Inc., we intend to close our stock transfer books and restrict transfers of our common stock after filing the Notice of Intent to Dissolve with the State of Minnesota. This filing will not occur until after the adoption of the Plan of Dissolution by our shareholders.

Q:     Who can help answer questions?

A:     If you have any additional questions about any of the proposals or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact: Michael Wise, Chief Financial Officer, at (952) 943-3917. Our public filings can also be accessed at the web site of the Securities and Exchange Commission, located at www.sec.gov.

ii

NETRADIO CORPORATION

6458 City West Parkway, Suite 100
Eden Prairie, Minnesota 55344

PROXY STATEMENT

for Special Meeting of Shareholders
                    , 2002

General

      This Proxy Statement is furnished in connection with the solicitation by the board of directors of NetRadio, a Minnesota corporation, of proxies in the enclosed form for use in voting at the special meeting of shareholders to be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402, on                , 2002, at 10:00 a.m., local time, and any adjournment or postponement thereof.

      The management of NetRadio is mailing this Proxy Statement and the enclosed form of proxy to shareholders beginning on or about                , 2002.

Record Date; Voting Securities

      The close of business on                , 2002 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were approximately [2,240,300] shares of common stock outstanding and held of record by approximately                     shareholders. You are receiving a proxy statement and proxy card from us because you owned shares of our common stock on the record date. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision. When you sign the proxy card, you appoint Cary Deacon and Michael Wise as your representatives at the meeting. These representatives will vote your shares, as you have instructed them on the proxy card, at the meeting. Accordingly, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the meeting, we recommend that you complete, sign and return your proxy card in advance of the meeting in case your plans change.

Proposal To Be Voted On At The Annual Meeting

      You are being asked to vote on the approval and adoption of the Plan of Liquidation and Dissolution. Our board of directors unanimously recommends a vote for the proposal.

Voting and Solicitation

      Each outstanding share of common stock on the record date is entitled to one vote on all matters. Shares of common stock may not be voted cumulatively.

      Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections. The inspector will also determine whether or not a quorum is present. The approval of the Plan of Dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the record date. Any other matters submitted to the shareholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Minnesota law for approval of proposals presented to shareholders. In general, Minnesota law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the approval and adoption of the Plan of Liquidation and Dissolution, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter or a broker non-votes, those shares will not be considered as present with respect to that matter.

      The solicitation of proxies will be conducted by mail, and we will bear all special costs of this solicitation. These costs will include the expense of preparing and mailing proxy solicitation materials for the special meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the special meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Revoking Your Proxy

      You may revoke your proxy at any time before it is voted at the meeting. In order to do this, you may either:

•	Sign and return another proxy at a later date;

•	Provide written notice of the revocation to NetRadio’s Chief Financial Officer, Michael Wise; or

•	Attend the meeting and vote in person.

Voting Results

      Preliminary voting results will be announced at the meeting and final results will be publicly announced promptly following the meeting.

Other Business

      We are not aware of any business to be considered at the special meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the special meeting, your signed proxy card gives authority to Cary Deacon and Michael Wise to vote on such matters at their discretion.

APPROVAL AND ADOPTION OF PLAN OF LIQUIDATION AND DISSOLUTION

General

      Our Board of Directors is presenting the Plan of Liquidation and Dissolution for approval by our shareholders at the special meeting. The Plan of Dissolution was adopted by our board of directors, subject to shareholder approval, on February 19, 2002. A copy of the Plan of Dissolution is attached as Exhibit A to this proxy statement. Certain material features of the Plan of Dissolution are summarized below. You should read the Plan of Dissolution in its entirety.

      Our board of directors adopted resolutions dated February 19, 2002 which authorized, subject to the shareholder approval, the orderly liquidation of our assets pursuant to the Plan of Dissolution. The Plan of Dissolution provides that, if the requisite shareholder approval is received, our officers and directors will initiate the complete liquidation and subsequent dissolution of NetRadio. Consistent with our activities since discontinuing operations on October 17, 2001, after approval of the Plan of Dissolution by our shareholders, we will not engage in any business activities except for the purpose of preserving the value of our assets, prosecuting and defending lawsuits by or against us, adjusting and winding up our business and affairs, selling and liquidating all or substantially all of our properties and assets, including our intellectual property and other intangible assets, paying our creditors, and making distributions to shareholders, in each case in accordance with the Plan of Dissolution. In addition, after approval of the Plan of Dissolution by our shareholders, we will file a Notice of Intent to Dissolve with the Secretary of State of the State of Minnesota.

      Our board of directors may, at any time, transfer to a liquidating trust our remaining assets to complete the liquidation and distribution of our available assets to our shareholders pursuant to the Plan of Dissolution. The liquidating trust would then succeed to all of the assets, liabilities and obligations of NetRadio. Our board of directors may appoint one or more of its members or an officer of NetRadio to act as trustee or trustees of such liquidating trust. Your approval of the Plan of Dissolution will also constitute your approval of any appointment and compensation of such trustees.

      During the liquidation of our assets, we may pay to our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution and/or retention and severance benefits deemed necessary by our board to further the implementation of the Plan of Dissolution. Your approval of the Plan of Dissolution will constitute your approval of the payment of any such compensation.

      The following resolution will be offered at the special meeting:

      “Resolved, that the plan of liquidation and dissolution recommended by the board of directors be adopted and approved.”

BACKGROUND AND REASONS FOR THE PLAN OF DISSOLUTION

Background

      NetRadio’s was an online distributor of originally programmed audio entertainment over the Internet through our website, NetRadio.com. Our website was designed to provide advertisers and marketing partners the ability to reach focused segments of online users defined by specific demographic and lifestyle characteristics. Our website also provided online advertisers the ability to utilize a combination of audio and banner advertising. We generated revenue through the sale of advertising on our website and the sales of audio merchandise through our website.

      Since inception, we have generated significant operating losses. During 2000, we determined that we needed to extend our business model beyond that of an advertising and e-commerce supported webcaster. We also determined that we needed to reduce our cash burn rate. On April 26, 2000, we retained Gerard Klauer Mattison & Co., Inc. to act as our exclusive financial advisor until December 31, 2000, in connection with potential issuances of our debt or equity securities to strategic partners and the exploration of potential strategic transactions.

      In July 2000, we commenced an initiative to provide co-branded players to business customers. The co-branded player delivered a passive music experience to our business customers’ end users, and was intended to increase the length of stay on a site by an end-user. Our co-branded player also allowed our business customers to deliver audio and banner advertising messages to their end users.

      On February 21, 2001, we announced that we had been notified by the Nasdaq Stock Market that we were not in compliance with the minimum market value of public float of $5,000,00 requirement and the minimum bid price of $1.00 requirement for continued listing of our common stock on the Nasdaq National Market. On March 28, 2001 we attended a hearing with the Nasdaq Stock Market and requested a transfer to the SmallCap Market. On May 22, 2001, the Nasdaq Stock Market determined to transfer our common stock to the Nasdaq SmallCap effective with the open of business on May 24, 2001 pursuant to conditional exceptions to its the continuing listing requirements. On June 13, 2001, we effected a 1-for-4.5 reverse stock split in order to maintain compliance with the minimum bid price of $1.00 requirement for continued listing on the Nasdaq SmallCap Market. On July 11, 2001, we announced that we had received notice from the Nasdaq SmallCap Market that we had met the minimum bid price requirement for continued listing. We also announced that Nasdaq had requested that we meet certain conditions designed to demonstrate an ability to maintain sustained compliance with the net tangible asset requirement by August 31, 2001.

      Throughout 2001, we continued to explore operating initiatives that had the potential to generate revenue and possible strategic transactions. We had preliminary discussions with several parties regarding possible transactions. On August 30, 2001, we announced a transaction with The Advisory Board pursuant to which, among other things, The Advisory Board agreed to purchase shares of a newly created convertible preferred stock of NetRadio in amounts sufficient for us to maintain a cash balance of $7 million, to facilitate compliance with The Nasdaq SmallCap Market continued listing standards. On October 17, 2001, we announced the termination of our pending strategic transaction with The Advisory Board because The Advisory Board was unable to obtain financing for the transaction. We also announced that because we had been unable to finalize an alternative transaction to support continuing operations in the near term, we were discontinuing broadcast operations and terminating most of our employees. On October 18, 2001, we received notice from the Nasdaq Small Cap Market that our common stock had been delisted.

Review of Alternatives

      Over the course of 2000 through 2001, our board of directors and management have been engaged in a concerted effort to explore various strategic alternatives for the future of NetRadio, including its sale. These efforts did not result in the identification of a party that was prepared to provide capital or acquire the Company. Our board of directors has concluded that to continue operations of the business at this time would deplete remaining non-cash assets and cash that could ultimately be returned to the shareholders. The board further determined that an orderly wind down of operations and out-of-court workout with creditors was the best way to preserve NetRadio’s cash and could avoid the additional time and expense of a bankruptcy proceeding to liquidate NetRadio. On October 17, 2001, we announced our decision to pursue an orderly wind down and cessation of our business operations and sale of our assets. In connection with this announcement, we reduced our headcount to three employees and commenced the process of making arrangements with respect to the sale of our assets and the settlement of our liabilities. On February 19, 2002, our board of directors approved the Plan of Dissolution.

      The decision of our board of directors was reached after no viable alternatives to acquire NetRadio or enter into suitable strategic partnerships were received.

Conclusion of our Board of Directors

      On October 17, 2001, we announced our decision to pursue an orderly wind down and cessation of business operations and sale of our assets, and on February 19, 2002, our board of directors unanimously adopted the Plan of Dissolution. In arriving at this conclusion, our board of directors considered a number of factors, including alternatives to the proposal and the future prospects of NetRadio. Our board of directors concluded that the Plan of Dissolution was in the best interests of NetRadio and our shareholders.

      Our board of directors analyzed the results of management’s investigation of various acquisition, investment and strategic partnering opportunities. Our board of directors had been kept informed continuously of our business, affairs and financial condition, and has convened numerous meetings and engaged in detailed discussions to consider these issues. Further, our board of directors has been kept informed of management’s efforts to consummate strategic business combinations or other alternatives to maximize shareholder value. Our board determined that it would not be advisable to continue to operate NetRadio on an independent basis indefinitely given the uncertainty regarding our ability to generate revenue sufficient to pay our operating expenses and the economic downturn in the e-commerce industry and the reduction in online advertising expenditures by certain of our potential customers.

      Based on this information, our board of directors believed that a dissolution would prevent further erosion of shareholders’ equity through continuing net losses and market declines. There can be no assurance that the liquidation value per share of common stock in the hands of the shareholders will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future. However, our board of directors believes that it is in the best interests of NetRadio and our shareholders to distribute to the shareholders our net available assets, if any, pursuant to the Plan of Dissolution. If the Plan of Dissolution is not approved by the shareholders, our board of directors will explore the alternatives then available for the future of NetRadio. Navarre Corporation and ValueVision International, Inc. each has advised us that they intend to vote all shares of our common stock held by them in favor of the Plan of Dissolution. As of the record date, Navarre and ValueVision owned 1,361,654 shares of our common stock, or approximately 60% of our outstanding shares. Accordingly, the Plan of Dissolution will be adopted without the vote of any other shareholder.

FACTORS TO BE CONSIDERED BY SHAREHOLDERS IN
DECIDING WHETHER TO APPROVE THE PLAN OF DISSOLUTION

      There are many factors that our shareholders should consider when deciding whether to vote to approve the Plan of Dissolution. Such factors include those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as well as those factors set forth below.

There are risks associated with forward looking statements.

      This proxy statement contains certain forward looking statements, including statements contained under the heading “Liquidation Analysis and Estimates” below and other statements concerning the value of our net assets, the liquidation value per share of common stock as compared to our market price absent the proposed liquidation, and the likelihood of shareholder value resulting from sale of our remaining non-cash assets. The methods used by our board of directors and management in estimating the value of our assets do not result in an exact determination of value nor are they intended to indicate definitively the amount a shareholder will receive in liquidation. Specifically, estimates regarding the settlement of our remaining liabilities and the ultimate disposition of our remaining non-cash assets to third party acquirors are subject to many variables and may not be determined with certainty. No assurance can be given that any amounts will be received by our shareholders upon liquidation after the settlement of our remaining liabilities.

If we fail to retain the services of current personnel, the Plan of Dissolution may not succeed.

      The success of the Plan of Dissolution depends in large part upon our ability to retain the services of our remaining personnel. The retention of qualified personnel is particularly difficult under our current circumstances and we have only three remaining employees. On October 24, 2001, we entered into interim letter agreements with Cary Deacon, our chief executive officer and Michael Wise, our chief financial officer, to provide services to us after we announced that we were discontinuing our operations. These letter agreements do not require Messrs. Deacon and Wise to remain employed with us for any specified term.

      Mr. Deacon’s letter agreement provides that he will plan and conduct all aspects of an orderly workout with creditors and dissolution of NetRadio. Mr. Deacon received a retention payment of $20,000 on November 1, 2001, monthly compensation of $25,000 and medical and dental benefits for 120 days. If we successfully complete a workout with our creditors without a formal bankruptcy filing, Mr. Deacon will be entitled to a successful completion payment of $20,000. Mr. Deacon also received a payment of $43,750 in settlement of all outstanding obligations under his employment agreement, which represented approximately 50% of the compensation payable on the lesser of the remaining term of his employment agreement or one year.

      Mr. Wise’s letter agreement provides that he will assist in the planning and conducting of an orderly workout with creditors and dissolution of NetRadio. Mr. Wise received a retention payment of $20,000 on November 1, 2001, monthly compensation of $14,500 and medical and dental benefits for 120 days. If we successfully complete a workout with our creditors without a formal bankruptcy filing, Mr. Wise will be entitled to a successful completion payment of $20,000. Mr. Wise also received a payment of $91,283 in settlement of all outstanding obligations under his employment agreement, which represented approximately 50% of the compensation payable on the lesser of the remaining term of his employment agreement or one year.

Our stock transfer books will close on the final record date, after which it will not be possible for shareholders to publicly trade in our stock.

      We intend to close our stock transfer books and discontinue recording transfers of common stock at the close of business on the record date fixed by our board of directors for filing the Notice of Intent to Dissolve, or final record date. Thereafter, certificates representing our common stock will not be assignable or transferable on the books of NetRadio except by will, intestate succession or operation of law. The proportionate interests of all of our shareholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by NetRadio will be made solely to the shareholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

After winding up our affairs there may be no cash to distribute to shareholders and the timing of any distribution is uncertain.

      Because of the uncertainties as to the precise net realizable value of our assets and the ultimate amount of our liabilities, it is impossible to predict with certainty the aggregate net values which will ultimately be distributed to shareholders, if any, or the exact timing of distributions, if any. If we are unable to settle our liabilities in a satisfactory matter and receive sufficient value for our remaining non-cash assets, our shareholders could receive zero proceeds.

The proceeds from any sale of our assets may be less than anticipated.

      No assurance can be given that we will be successful in selling our remaining non-cash assets. The prices at which we will be able to sell our remaining non-cash assets will depend largely on factors beyond our control, including, without limitation, public market perceptions and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Furthermore, we may not be able to consummate the sale of these assets on terms that generate meaningful value.

We may not be able to settle all of our obligations to creditors.

      As part of the winding up process, we are attempting to settle all known obligations with our creditors. We have settled obligations to most of our known creditors at a substantial discount to the amount owed, including amounts owing to our management under employment agreements. We have not yet settled all known outstanding obligations to creditors. We cannot guarantee that we will be able to settle such obligations with each creditor. If we are unable to reach an agreement with a creditor, that creditor may choose to bring a lawsuit against us or take other action under applicable bankruptcy and insolvency laws. Moreover, amounts required to settle such disputed obligations will reduce the amount of remaining capital available for any distribution to shareholders.

Possible Effects Of The Approval Of The Plan Of Dissolution Upon Directors And Officers

      Other than as set forth below, it is not currently anticipated that liquidation of NetRadio will result in any material benefit to any of our officers or to directors who participated in the vote to adopt the Plan of Dissolution, or to any other employees.

      The lowest exercise price at which NetRadio has granted any outstanding stock options to any officer or director is $1.15 per share. Accordingly, we do not believe that any such options or any acceleration of vesting provisions relating to such options had a material affect on the decision to adopt the Plan of Dissolution, as we expect that all outstanding unexercised options will expire unexercised.

      On October 24, 2001, we entered into settlement agreements and general releases with each of our executive officers that provided for a one-time payment of approximately 50% of compensation payable on the lesser of the remaining term of the executive’s employment agreement or one year. The payments made under these settlement agreements were in full satisfaction of any claims of the executives under their respective employment agreements. On October 24, 2001, we entered into letter agreements with Cary Deacon, our chief executive officer and Michael Wise, our chief financial officer, to provide services to us after we announced that we were discontinuing our operations.

      Mr. Deacon’s letter agreement provides that he will plan and conduct all aspects of an orderly workout with our creditors and dissolution of NetRadio. Mr. Deacon received a retention payment of $20,000 on November 1, 2001, monthly compensation of $25,000 and medical and dental benefits for 120 days. If we successfully complete a workout with our creditors without a formal bankruptcy filing, Mr. Deacon will be entitled to a successful completion payment of $20,000. Mr. Deacon also received a payment of $43,750 in settlement of all outstanding obligations under his employment agreement, which represented approximately 50% of the compensation payable on the lesser of the remaining term of his employment agreement or one year.

      Mr. Wise’s letter agreement provides that he will assist in the planning and conducting of an orderly workout with our creditors and dissolution of NetRadio. Mr. Wise received a retention payment of $20,000 on November 1, 2001, monthly compensation of $14,500 and medical and dental benefits for 120 days. If we successfully complete a workout with our creditors without a formal bankruptcy filing, Mr. Wise will be entitled to a successful completion payment of $20,000. Mr. Wise also received a payment of $91,283 in settlement of all outstanding obligations under his employment agreement, which represented approximately 50% of the compensation payable on the lesser of the remaining term of his employment agreement or one year.

      We settled amounts owed to Navarre Corporation under a term note with a principal balance of $3.2 million for a payment of $1.6 million.

      Our board of directors may confer other benefits or bonuses to our remaining employees, in recognition of their services to NetRadio based on the performance of such employees during our liquidation process.

      The Plan of Dissolution was adopted by the unanimous vote of our directors. It is not currently anticipated that the liquidation of NetRadio will result in any material increase in value of the shares, options or warrants held by any directors who participated in the vote on the Plan of Dissolution.

PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION

      We will distribute pro rata to our shareholders, in cash or in-kind, or sell or otherwise dispose of, all our property and assets, if any, after we settle all of our outstanding obligations to creditors. The liquidation is expected to commence as soon as practicable after approval of the Plan of Dissolution by the shareholders and to be concluded prior to the end of 2002 by a final liquidating distribution either directly to the shareholders or to one or more liquidating trusts. Any sales of our assets will be made in private transactions and on such terms as are approved by our board of directors. It is not anticipated that any further votes of our shareholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our board of directors. See “Sales of NetRadio’s Remaining Assets.”

      After the payment of our indebtedness and other obligations to creditors, the remaining cash on hand, together with the cash proceeds, if any, of any sales of our remaining non-cash assets will be distributed on a pro rata basis to the holders of the common stock. We intend to establish a reasonable reserve, referred to as a contingency reserve, in an amount determined by our board of directors to be sufficient to satisfy the liabilities, expenses and obligations of NetRadio not otherwise paid, provided for or discharged. No assurances can be given that available cash and amounts received from the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to shareholders. We currently have no plans to repurchase shares of common stock from our shareholders. See “Liquidating Distributions; Nature; Amount; Timing” and “Contingent Liabilities; Contingency Reserve; Liquidating Trust” below.

      If deemed necessary by our board of directors for any reason, we may, from time to time, transfer our unsold assets to one or more trusts established for the benefit of our shareholders, which property would thereafter be sold or distributed on terms approved by our trustees. Our board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of our common stock, beneficial interests in any such liquidating trust or trusts. It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan of Dissolution authorizes our board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our board of directors. Approval of the Plan of Dissolution also will constitute the approval by our shareholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, please review the discussions contained in “Contingent Liabilities; Contingent Reserve; Liquidating Trusts.”

      We will close our stock transfer books and discontinue recording transfers of shares of common stock on the final record date, and, thereafter, certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts” and “Final Record Date” below.

      Following approval of the Plan of Dissolution by the shareholders, a Notice of Intent to Dissolve will be filed with the State of Minnesota. See “Liquidation Analysis and Estimates” below.

Abandonment; Amendment

      Under the Plan of Dissolution, our board of directors may modify or amend the Plan of Dissolution without further action by the shareholders to the extent permitted under Minnesota law. After approval of the Plan of Dissolution by the shareholders, the Plan of Dissolution will only be abandoned or revoked by a majority of our outstanding common stock.

Liquidating Distributions; Nature; Amount; Timing

      Although our board of directors has not established a firm timetable for distributions to shareholders if the Plan of Dissolution is approved by the shareholders, our board of directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the end of 2002 by a final liquidating distribution either directly to the shareholders or to a liquidating trust. Based upon information presently available to us, assuming the successful resolution of liabilities to creditors, no unanticipated claims or other material adverse events and the successful sale of our remaining non-cash assets, we believe that our shareholders could receive distributions of net available assets of up to approximately $0.04 per share. Due to these uncertainties, however, we may not have any remaining net available assets or the actual amount of such distributions may be significantly lower than $0.04 per share. If we are unable to settle our liabilities in a satisfactory matter and receive sufficient value for our remaining non-cash assets, our shareholders could receive zero proceeds. The proportionate interests of all of the shareholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date. After such date, any distributions made by NetRadio shall be made solely to shareholders of record on the close of business on the final record date. Our board of directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all distributions will be determined by our board of directors, in its sole discretion, and will depend in part upon our ability to settle our remaining obligations to creditors.

      Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict whether there will be any net value ultimately distributable to shareholders. Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses, although currently declining, will continue to be incurred following approval of the Plan of Dissolution. These expenses are reducing the amount of assets available for possible distribution to shareholders. No assurances can be given that available cash and amounts received on the sale of our remaining assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to shareholders.

Sales of NetRadio’s Assets

      We have sold or disposed of all of our non-cash assets except for certain remaining intangible assets. The Plan of Dissolution gives our board of directors the authority to sell all of the assets of NetRadio. If agreements for the sale of assets are entered into prior to the special meeting, such agreements may be contingent upon the approval of the Plan of Dissolution at the special meeting. Under Minnesota law, upon approval of the Plan of Dissolution by the shareholders, our board of directors may dispose of all of NetRadio’s assets without further approval of the shareholders.

      Sales of our assets will be made on such terms as are approved by our board of directors and may be conducted by competitive bidding or privately negotiated sales. Any other sales will only be made after our board of directors has determined that any such sale is in the best interests of the shareholders. We do not anticipate that any shareholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our remaining assets will depend largely on factors beyond our control, including, without limitation, public market perceptions and limitations on transferability of certain assets.

Conduct of NetRadio Following Announcement of Discontinuing Operations

      Since the announcement that we were discontinuing operations on October 17, 2001, our board of directors and management have taken steps to reduce our operations and preserve remaining assets. We have three remaining employees. Since October 17, our activities have been limited to settling with our creditors and winding up our affairs, taking such action as may be necessary to preserve the value of our assets and distributing our assets in accordance with the Plan of Dissolution. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as our board of directors determines to be in the best interests of our shareholders.

      Following the approval of the Plan of Dissolution by our shareholders, we will continue to indemnify our officers, directors, employees and agents in accordance with our Restated Articles of Incorporation and Bylaws, including for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of NetRadio. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. Our board of directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to support our indemnification obligations under the Plan of Dissolution.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

      Under Minnesota law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following approval of the Plan of Dissolution by our shareholders, we will pay all expenses and fixed and other known liabilities, or set aside cash and other assets which we believe to be adequate for payment thereof as a contingency reserve. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but any such amount, in addition to any cash contributed to a liquidating trust, if one is utilized, will be deducted before the determination of amounts available for distribution to shareholders.

      The actual amount of the contingency reserve will be based upon estimates and opinions of management and our board of directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve will be sufficient. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we will distribute to our shareholders any remaining portion of the contingency reserve.

      If deemed necessary, appropriate or desirable by our board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts established for the benefit of our shareholders, which property would thereafter be sold or distributed on terms approved by our trustees. Our board of directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution, for example, interests in any remaining intangibles, or where our board of directors determines that it would not be in the best interests of NetRadio and our shareholders for such assets to be distributed directly to the shareholders at such time. Our board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying those liabilities of NetRadio, if any, assumed by the trust, to our shareholders. Any liquidating trust acquiring all of the unsold assets of NetRadio will assume all of the liabilities and obligations of NetRadio and will be obligated to pay any expenses and liabilities of NetRadio which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

      The Plan of Dissolution authorizes our board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause NetRadio to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our board of directors. It is anticipated that our board of directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our shareholders. Approval of the Plan of Dissolution by the shareholders will also constitute the approval by our shareholders of any such appointment and any liquidating trust agreement or agreements.

      We have no present plans to use a liquidating trust or trusts, but our board of directors believes the flexibility provided by the Plan of Dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between NetRadio and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to disposition or distribution to our shareholders. The transfer to the trust and distribution of interests therein to our shareholders would enable us to divest ourselves of the trust property and permit our shareholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our shareholders, to be held in trust for the benefit of the shareholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock in order to receive the interests. It is further anticipated that pursuant to the trust agreements (i) a majority of the trustees would be required to be independent of our management; (ii) approval of a majority of the trustees would be required to take any action; and (iii) the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

      If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of NetRadio could seek an injunction against the making of distributions under the Plan of Dissolution on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay, substantially diminish or eliminate the cash distributions to be made to shareholders under the Plan of Dissolution.

Final Record Date

      We intend to close our stock transfer books and discontinue recording transfers of shares of common stock on the final record date, and thereafter certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts” below. All liquidating distributions from NetRadio or a liquidating trust on or after the final record date will be made to shareholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require shareholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Shareholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by NetRadio or the liquidating trust, if any, to shareholders who have not surrendered their stock certificates may be held in trust for such shareholders, without interest, until the surrender of their certificates subject to escheat pursuant to the laws relating to unclaimed property. If a shareholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

      Our common stock is currently traded on the NASD Over-the-Counter Bulletin Board. We currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates other than replacement certificates at such time. Accordingly, it is expected that trading in the shares will cease on and after such date.

      We will close our stock transfer books upon the filing of the Notice of Intent to Dissolve. Thereafter, the shareholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by our Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, our Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through a securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

      As shareholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, see “Certain Federal Income Tax Consequences Arising from Liquidating Trusts”, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

      Under the Minnesota Business Corporations Act, our shareholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan of Dissolution.

Regulatory Approvals

      No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the dissolution.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion sets forth the material United States federal income tax consequences to our shareholders of the liquidation and dissolution of NetRadio. This discussion does not purport to be a complete analysis of all the potential tax consequences to our shareholders. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under the federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations and mutual funds. It does not address the tax consequences of the liquidation and dissolution to foreign entities or individuals who are not citizens or residents of the United States. Furthermore, it does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

      The following discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions currently in effect, all of which are subject to change, which may be retroactive. Distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. We can give no assurance that the tax treatment described herein will be in effect at the time of the distributions.

      The following discussion is not binding on the IRS or the courts and assumes that we will liquidate in accordance with the Plan of Dissolution in all material respects. We have not requested a ruling from the IRS regarding the tax consequences of the liquidation and dissolution, and we will not seek an opinion of counsel regarding those tax consequences. If the IRS should take a position contrary to the tax consequences described below, the result could be increased taxation at the corporate or shareholder level thus reducing the benefit to the shareholders and NetRadio from the liquidation and dissolution.

      The following summary of United States federal income tax consequences is included for general information only and does not constitute legal advice to any shareholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of each shareholder. We recommend that you consult your own tax advisor regarding the United States federal income tax consequences of the Plan of Dissolution in your particular circumstance and regarding any state, local, or foreign tax consequences to you of the Plan of Dissolution.

Federal Income Tax Consequences to NetRadio

      After the approval of the Plan of Dissolution and until the dissolution is completed, we will continue to be subject to federal income tax on our taxable income, if any. We will recognize gain or loss on sales of our assets pursuant to the Plan of Dissolution. Upon the distribution of any property, other than cash, to shareholders or the liquidating trust pursuant to the Plan of Dissolution we will recognize gain or loss as if such property were sold to the shareholders at its fair market value (at the time of distribution), unless certain exceptions to the recognition of loss apply.

Federal Income Tax Consequences to Shareholders

      For federal income tax purposes each of our shareholders will recognize gain or loss upon the liquidation and dissolution of NetRadio equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of any property distributed to that shareholder, and (ii) that shareholder’s tax basis in his or her shares of common stock.

      Each shareholder’s gain or loss will be computed on a “per share” basis. The value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and all prior liquidating distributions received by a shareholder with respect to a share exceeds his or her tax basis in that share. Any loss will generally be recognized only when the final distribution from NetRadio has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis in that share. Gain or loss recognized by a shareholder with respect to liquidating distributions will generally be capital gain or loss, provided the shares are held as capital assets. However, if the IRS were to take the position that distributions made pursuant to the Plan of Dissolution were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates. In addition, various provisions of the Code may be applicable, depending on each shareholder’s circumstances, to convert all or a portion of capital gain into ordinary income.

      Upon any distribution of property, the shareholder’s tax basis in the property immediately after the distribution will be the fair market value of that property at the time of distribution. The gain or loss realized upon the shareholder’s subsequent sale or disposition of that property will equal the difference between the shareholder’s tax basis in the property at the time of sale or disposition and the proceeds of the sale or disposition. Gain or loss recognized upon a subsequent sale or disposition of the distributed property will be characterized as capital or ordinary based on the character of the property distributed, not on the character of the stock.

      After the close of our taxable year, we will provide each shareholder and the IRS with a statement of the amount of cash distributed to the shareholder and our best estimate of the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge that valuation, which could result in a change in the amount of gain or loss recognized with respect to that distribution. Distributions of property other than cash could result in tax liability that exceeds the amount of cash received. In that case, the shareholder would be required to satisfy his or her tax obligations from other sources or by selling all or a portion of the property received.

Certain Federal Income Tax Consequences Arising from Liquidating Trust

      If we transfer assets to a liquidating trust or trusts, we intend to structure each trust so that shareholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject. The liquidating trust should not be subject to federal income tax. After formation of a liquidating trust the shareholders will be required to recognize, for federal income tax purposes, their allocable portion of any income, gain or loss recognized by the liquidating trust. As a result of the transfer of property to the liquidating trust and the ongoing operations of the liquidating trust or trusts, shareholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

State and Local Tax

      Shareholders may also be subject to state or local taxes on liquidating distributions paid to them or a liquidating trust, and on any income recognized by a liquidating trust. Shareholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

Principal Shareholders

      The following table sets forth certain information regarding beneficial ownership of our common stock, as of February 1, 2002, by: (i) each person who is known by us to beneficially own more than 5% of the common stock, (ii) each of our directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of NetRadio as a group. Unless otherwise noted below, the address of each of the following shareholders is the same as our address.

	Shares	Percentage of
	Beneficially	Outstanding Shares
Name and Address	Owned(1)(2)	Owned(1)

Navarre Corporation(3)	1,043,320	46.57%
7400 49th Avenue, North
New Hope, Minnesota 55428
ValueVision International, Inc.(4)	318,334	14.28%
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
Eric Paulson(5)(6)	28,000	2.5%
James Caparro(6)	2,670	*
Charles E. Cheney(6)(7)	16,001	*
Marc H. Kalman(6)	1,335	*
Gene McCaffery(8)	—	*
Cary L. Deacon	—	*
Michael P. Wise(6)	20,372	*
All current executive officers and directors as a group (7 persons)(6)	68,378	3.1%

  *     Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of February 1, 2002 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of common stock indicated.

(2)	Gives effect to a one-for-four and one-half reverse stock split effected on June 14, 2001.

(3)	Disclosure is made in reliance upon a Schedule 13G filed with the SEC by Navarre on January 28, 2000. Such Schedule 13G indicates that Navarre has the sole voting and investment power with respect to such shares and a Form 4 filed by Navarre on May 11, 2001.

(4)	Disclosure is made in reliance upon a Schedule 13G filed with the SEC by ValueVision on February 14, 2000. Such Schedule 13G indicates that ValueVision has the sole voting and investment power with respect to such shares.

(5)	Includes 2,889 shares of common stock held by Mr. Paulson’s spouse, for which shares Mr. Paulson disclaims beneficial ownership. Does not include 1,043,320 shares held by Navarre for which Mr. Paulson disclaims beneficial ownership. Mr. Paulson is Chairman of the Board and Chief Executive Officer of Navarre and holds approximately 10% of the outstanding shares of Navarre.

(6)	Includes the following number of shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days: Mr. Paulson: 16,000 shares; Mr. Caparro: 2,225 shares; Mr. Cheney: 10,667 shares; Mr. Kalman: 1,335 shares; Mr. Wise: 20,372 shares.

(7)	Does not include 1,043,320 shares held by Navarre for which Mr. Cheney disclaims beneficial ownership. Mr. Cheney is Vice Chairman, Executive Vice President and Chief Strategic Officer of Navarre.

(8)	Does not include 318,334 shares held by ValueVision for which Mr. McCaffery disclaims beneficial ownership.

LIQUIDATION ANALYSIS AND ESTIMATES

      If the shareholders approve the Plan of Dissolution, our board of directors will determine, in its sole discretion and in accordance with applicable laws, the timing of, the amount, the kind of and the dates for all distributions made to shareholders, if any. Although our board of directors has not established a firm timetable for distributions to shareholders, after approval of the Plan of Dissolution, our board of directors will, subject to exigencies inherent in winding up our business, make such distributions as promptly as practicable. We currently anticipate that our Board will not make any distributions to shareholders prior to settling all outstanding liabilities because the amount of our outstanding liabilities currently exceeds our assets.

      Because of the uncertainties as to the precise net realizable value of our assets and the ultimate amount of our liabilities, it is impossible to predict with certainty whether any value will ultimately be distributed to shareholders or the exact timing of distributions. However, based upon information presently available to us, assuming, the successful resolution of certain liabilities to creditors, assuming no unanticipated claims or other material adverse events and the successful sale of our remaining sale of our remaining assets, we believe that our shareholders could receive distributions of net available assets of up to approximately $0.04 per share. Due to these uncertainties, however, the actual amount of such distributions may be significantly lower than $0.04 per share. If we are unable to settle our liabilities in a satisfactory matter and receive sufficient value for our non-cash assets, our shareholders could receive zero proceeds.

      As of December 31, 2002, our available assets were approximately $1.3 million and our outstanding liabilities were approximately $2.9 million. This amount will fluctuate significantly prior to the distributions to shareholders, if any, for a variety of reasons, which include (i) the net realizable value of our remaining non-cash assets, (ii) administrative expenses through the date of the distribution, (iii) payment of accounts payable and accrued liabilities, (iv) payments due employees, (v) costs and expenses associated with winding up our affairs and completion of the liquidation, including necessary legal and professional services, (vi) costs for securing continuing director and officer liability insurance and (vii) costs and expenses relating to litigation. In addition, we will establish the contingency reserve.

      The methods used by our board of directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. Our board of directors’ assessment assumes that the estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent liabilities that may materialize. For all these reasons, the actual net proceeds distributed to shareholders in dissolution may be significantly less than the estimated amount shown. Moreover, no assurance can be given that any amounts to be received by our shareholders in dissolution will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future.

VOTE REQUIRED AND BOARD RECOMMENDATION

      The approval of the Plan of Dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of common stock as of the record date. Navarre Corporation and ValueVision International, Inc. each advised us that they intend to vote all shares of our common stock held by them in favor of the Plan of Dissolution. As of the record date, Navarre and ValueVision owned 1,361,654 shares of our common stock, or approximately 60% of our outstanding shares. Accordingly, the Plan of Dissolution will be adopted without the vote of any other shareholder.

      Our board believes that the Plan of Dissolution is in the best interests of our shareholders and recommends a vote for this proposal. It is intended that shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company’s Annual Report on Form 10-K for the year ended December 31, 2000, as amended, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 and the Company’s Current Reports on Form 8-K filed with the SEC on March 27, 2001, August 31, 2001 and October 18, 2001 are incorporated herein by reference.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the special meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other document subsequently filed with the SEC which also is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      We will provide without charge to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein. Requests for such copies should be directed to NetRadio, 6458 City West Parkway, Suite 100, Eden Prairie, Minnesota (telephone: (952) 943-3917), Attention: Michael Wise, Chief Financial Officer.

OTHER MATTERS

      The Board of Directors knows of no other business that will be presented to the special meeting. If any other business is properly brought before the special meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable. It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Cary Deacon, Chief Executive Officer

                    , 2002

Minneapolis, Minnesota

APPENDIX A

PLAN OF LIQUIDATION AND DISSOLUTION

OF

NETRADIO CORPORATION

      This Plan of Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of NetRadio Corporation, a Minnesota corporation (the “Company”), in accordance with the Minnesota Business Corporation Act (the “MBCA”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

      1.     Effective Date. The Board of Directors of the Company (the “Board”) has adopted this Plan and called a meeting (the “Meeting”) of the Company’s shareholders (the “Shareholders”) to take action on the Plan. If Shareholders holding a majority of the Company’s outstanding common stock, no par value per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the Shareholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

      2.     Cessation of Business Activities. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

      3.     Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company shall hire or retain, at the discretion of the Board, such employees and consultants as the Board deems necessary or desirable to supervise the dissolution.

      4.     Liquidation Process. From and after the Adoption Date, the Company shall complete the following corporate actions:

(a) Liquidation of Assets. The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and the Shareholders, without any further vote or action by the Shareholders. The Company’s assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

(b) Payment of Obligations. The Company shall satisfy or, as determined by the Board, make reasonable provision for the satisfaction of, all legally enforceable claims and obligations of the Company, including the payment of any severance, retention and other compensation claims, all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown. The Company shall give notice to known and unknown creditors by publication or mail as required by the MBCA.

(c) Distributions to Shareholders. The Company shall distribute pro rata to the Shareholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

      5.     Cancellation of Stock. The distributions to the Shareholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Shareholders, the Board or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Shareholders, the Board or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the date on which the Company files its Notice of Intent to Dissolve under the MBCA, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law. The proportionate interests of the Shareholders in the assets of the Company shall be fixed on the basis of their respective shareholdings at the closing of business on the Adoption Date. On the Adoption Date, the stock transfer books of the Company shall be closed. Thereafter unless the stock transfer books of the Company are reopened because the Plan cannot be carried into effect under the MBCA or otherwise, the Shareholders’ respective interests in the Company’s assets shall not be transferable by the negotiation of stock certificates.

      6.     Abandoned Property. If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Shareholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

      7.     Liquidating Trust. If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Shareholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Shareholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Shareholders, including without limitation non-cash assets and assets held on behalf of the Shareholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Shareholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any

A-2

unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Shareholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Shareholders of the Company. The Company, subject to this Section and as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Shareholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

      8.     Timing of Distribution. Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Shareholders of all assets and properties of the Company prior to November 30, 2004 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

      9.     Notice of Intent to Dissolve and Articles of Dissolution. The Company shall be dissolved in accordance with the MBCA. As soon as practicable after the Adoption Date and pursuant to the MBCA, the Company shall prepare and file a Notice of Intent to Dissolve with and for acceptance by the Minnesota Secretary of State. Upon final distribution to the shareholders of the Company’s assets, the Company shall prepare and file Articles of Dissolution and upon such filing the legal existence of the Company shall cease.

      10.     Expenses of Dissolution. The Company shall bear all of the expenses incurred by it in carrying out this Plan including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, the expenses of any reports to or meeting of shareholders and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan, whether or not the liquidation contemplated by this Plan is effected.

      11.     Compensation. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

      12.     Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its Articles of Incorporation and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder.

      13.     Modification or Abandonment of the Plan. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Board may modify this Plan and the transactions contemplated hereby without further action by the Shareholders to the extent permitted by the MBCA. After approval of this Plan by the Shareholders, this Plan may be abandoned or revoked only in accordance with the provisions of Section 302A.731 of the MBCA.

      14.     Authorization. The Board of the Company is hereby authorized, without further action by the Shareholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

A-3

NETRADIO CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

____________________, 2002

10:00 a.m.

NetRadio Corporation

6458 City West Parkway, Suite 100

Eden Prairie, Minnesota 55344	proxy

         This proxy is solicited by the Board of Directors of NetRadio Corporation for the Special Meeting of Shareholders on      , 2002.

The undersigned appoints Cary Deacon and Michael P. Wise, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Special Meeting of Shareholders to be held on      , 2002 at 10:00 a.m., local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402 and at any adjournment or postponement thereof all of the undersigned’s shares of NetRadio Corporation common stock held of record on      , 2002 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR Item 1.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Proposal 1.

1. Approval and Adoption of Plan of Liquidation and Dissolution       For       Against      Abstain

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change?   Mark Box        Indicate changes below:

Dated: ,2002

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.